Exhibit 10.85

Power Integrations

5245 Hellyer Avenue

San Jose, CA 95138 USA

+1 408 414 9200

www.power.com

October 30, 2025

Nancy Erba

Re: Employment Terms

Dear Nancy:

Power Integrations, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer subject to the terms described below.

You will report to me, Jennifer Lloyd, CEO, and work at our facility at 5245 Hellyer Ave., San Jose, CA

Your annual compensation will be $500,000 (five hundred thousand dollars), less payroll deductions and all required withholdings. Your salary will be paid at the bi-weekly rate of $19,230.77 (nineteen thousand two hundred thirty dollars and 77/100) every other Friday, less applicable deductions, and all required withholdings.  The Company may change compensation and benefits from time to time, in its discretion.

Pursuant to the Company’s 2016 Incentive Award Plan or the 2025 Equity Award Inducement Plan (the “Plan”) and subject to the approval of our Board of Directors or its compensation committee, the Company shall grant you, on the first trading day of the month following your start date as an employee:

You will be eligible for an Annual Performance Bonus (PSUs), with a target value of 85% of your base salary. Your target PSUs for the year in which your start date occurs will be calculated at a full year value of $425,000 prorated based on the percentage of your full-time service during the plan year from January 1st of the applicable year through December 31st of the same year. The number of shares granted will be calculated based on the closing price on the first trading day of the month following your start date as an employee. The PSUs for the period ending December 31st of the year of your start date would typically be settled in the first quarter of the subsequent calendar year to participating employees actively employed through the end of the plan year.  If the Company’s target objectives are met for the applicable year, and you remain employed through December 31st of that year, you would receive a bonus pay-out equal to 100% of your prorated target PSUs. Depending on the Company’s performance relative to our goals, the pay-out could be more or less than your prorated target PSUs (from zero up to 200% of the prorated target PSUs). There is a tax withholding requirement at the time your PSUs are settled.

Restricted stock units (RSUs) in the value of $3,000,000; number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee. The RSUs will be subject to the terms and conditions of the Plan and your grant agreement. Your RSUs will vest over four years from your start date, with 25% vesting at the end of one year of employment. Thereafter, your RSUs will vest yearly in equal amounts over the remaining three years, until either the RSUs are fully vested or your employment ends, whichever occurs first. There is a tax withholding requirement at the time your RSUs are settled.

Performance restricted stock units (PRSUs) in the value of $2,000,000 (target PRSUs); number of shares to be calculated based on the closing price on the first trading day of the month following your start date as an employee. The PRSUs will be subject to the terms and conditions of the Plan and your grant agreement. Your PRSUs for a specified performance period typically will be settled in the first quarter of the calendar year following the end of the performance period, with the amount settled based on satisfaction of performance conditions and your full-time service during the period starting from your start date through the end of the performance period. The actual number of PRSUs that will vest can vary from 0 to 200% of the target PRSU shares. There is a tax withholding requirement at the time your PRSUs are settled.

The Company will sell a portion of the RSUs, PSUs and PRSUs at settlement to cover your applicable withholding taxes.

The above summary is not legal description of the RSU, PSU and PRSU plans. The plan documents will determine the terms and conditions of the plan and will supersede the above summary.

Continued participation in RSU, PSU and PRSU programs and the number of shares awarded for future years is discretionary and can vary based on performance. Eligibility for participation in this program will be evaluated each year and there is no guarantee that an employee will be eligible to participate every year.

As a full-time employee, you will be eligible for standard Company benefits. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions and are available for your review.

As a Company employee, you will be expected to abide by Company policies and procedures, acknowledge in writing that you have read and will comply with the Company’s Employee Handbook, Insider Trading Policy, and Code of Business Conduct and Ethics, and execute customary employment materials such as the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company. Notwithstanding the foregoing, upon a termination of employment you will be entitled to severance benefits pursuant to the terms and conditions of the Senior Executive Officer Benefits Agreement (the “EOBA”), a copy of which is enclosed for your review and execution. As required by law, this offer is subject to satisfactory proof of your right to work in the United States and acceptable background check.

The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

Please sign and date this letter and the attached EOBA and return them to Human Resources by November 13, 2025, if you wish to accept employment at the Company under the terms described above.

[signature page follows]

Nancy, we look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,		ACCEPTED:
/s/ Jennifer Lloyd		/s/ Nancy Erba
Jennifer Lloyd, CEO		Nancy Erba
Date:	11/13/2025	Date:	11/14/2025

START DATE:
January 5, 2026